CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 27, 2017, relating to the financial statements and financial highlights of Geneva Advisors All Cap Growth Fund and Geneva Advisors Equity Income Fund, each a series of the Trust for Professional Managers and predecessor to AT All Cap Growth Fund and AT Equity Income Fund, respectively, for the year ended August 31, 2017, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and in the Statement of Additional Information.



/s/ Cohen & Company, Ltd.
Cleveland, Ohio
December 13, 2017